EXHIBIT 10.38
                         Severance and Release Agreement


      This is a Severance and Release Agreement ("Agreement") between Zamba Corporation ("Zamba") and Peter Marton ("Employee") providing for Employee's friendly separation as an employee of Zamba.

      WHEREAS, Employee has been employed "at will" by Zamba since March 9, 1999; and

      WHEREAS, the parties wish to agree to amicably and peacefully terminate the employment relationship between Zamba and Employee whereby Zamba will pay Employee valuable economic benefits that Employee desires to receive, but a material portion of which he is not otherwise entitled, and Employee shall release Zamba from any and all claims, actions, rights, demands, obligations, and causes of action he may have;

      NOW, THEREFORE, Zamba, and Employee make the following Agreement:

1. EFFECTIVE DATE. The Effective Date of this Agreement shall be the sixteenth
(16th) day following Zamba's receipt of an unmodified version of this document bearing Employee's original signature. December 31, 2000, will be considered the date of Employee's separation of employment from Zamba ("Separation Date"), and no payment will be provided by Zamba after that date except as stated in this Severance and Release Agreement.

2. CONSIDERATION. In exchange for Employee's written consent to this Agreement, Zamba agrees to (i) pay Employee on a salary continuation basis through the earlier of June 30, 2001, or until Employee begins receiving regular income from consulting or employment (the "Pay Period"); and (ii) allow Employee's stock options to continue to vest according to their current schedule during the Pay Period. Salary continuation will be based on Employee's current base salary, and will not include bonuses, commissions, amounts realized from the exercise of stock options, or any other form of monetary or non-monetary compensation, except as expressly set forth in this Agreement. For Employee's consent to be valid, he must (a) return this Agreement in a signed and unmodified manner to Zamba, in accordance with the terms of this Agreement; and (b) return to Zamba by the Separation Date any and all Zamba property, including computers and peripheral equipment, computer files, keys, access cards, and similar materials, in Employee's possession or under his control. Severance pay will be reduced by usual and customary withholdings and deductions. Zamba also acknowledges that Employee will have until six (6) months and one (1) week following the end of the Pay Period to exercise any of Employee's stock options that are vested as of the end of the Pay Period. Employee acknowledges that none of the consideration or benefits set forth in this Agreement are to be made until this Agreement is properly executed and returned to Zamba, and that any payments that are tolled because the Agreement is not executed will

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be paid in the payroll following execution and return of this Agreement.
Following December 31, 2000, Zamba will also pay Employee the value of his accrued yet unused Personal Time Off ("PTO") as of that date. PTO shall not continue to accrue following December 31, 2000. Zamba will also reimburse Employee for all work-related expenses incurred through December 31, 2000.

3. BENEFITS. Until the Separation Date, Zamba will continue Employee's benefits on the same basis as Employee currently receives. Following the Separation Date, Employee will be eligible to continue his benefits as provided under the Continuing Omnibus Budget Reconciliation Act ("COBRA"), PROVIDED THAT during the Pay Period, Zamba will continue to pay the premiums for Employee's benefits as such are currently being paid by Zamba, subject to prior receipt from Employee of the same contributions that Employee currently makes through salary withholding.

4. TRANSITION SERVICES. Until the Separation Date, Employee agrees to (i) perform all reasonable tasks requested of him, (ii) provide reasonable assistance to Zamba to transition any matters in which he is or has been involved, and (iii) inform a person designated by Zamba of the knowledge he has of his active clients, prospects, and activities.

5. NO OTHER REMUNERATION. Employee acknowledges and agrees that he is not entitled to any remuneration from Zamba, except as provided in this Agreement, that a material portion of the payments and other benefits contained in this Agreement are good and valuable consideration to which he would not be entitled in the absence of this Agreement, and, provided that Zamba does not breach this Agreement, that he will not seek any further compensation from Zamba, or its current or former officers, directors, shareholders, employees, attorneys, successors and assigns for any claimed damages, expenses, costs, fees or other liability of any kind in connection with his employment with Zamba and the termination of that employment.

6. RELEASE. Employee accepts the valuable benefits of this Agreement, and acknowledges that Zamba owes him nothing else. In return, Employee releases and forever discharges Zamba, and any company associated or affiliated with Zamba, and Zamba's officers, directors, shareholders, employees, agents and anybody else who works for or with Zamba, of and from any and all legal claims, rights, demands, actions, obligations, and causes of action of any and every kind, nature and character, known or unknown, which Employee may now have, or has ever had, arising from or in any way connected to Employee's employment with Zamba, and the termination of that employment.

      Notwithstanding any other federal, state or local statute, regulation, rule or order, Employee agrees that this Release applies to any and all legal claims of any kind whatsoever, whether statutory, common law, constitutional, or otherwise, including but not limited to: all "wrongful discharge" and "constructive damage" claims; all claims related to any contracts of employment, express or implied; any claims for defamation, misrepresentation, fraud, or breach of the covenant of good faith and fair dealing, express

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or implied; any claim for negligent or intentional infliction of emotional distress; any claim for negligence; any claims for attorneys' fees or costs; any tort claims of any nature; any claims under federal, state, or municipal statute or ordinance; any other contract, tort, and employment discrimination claims, including those under the Age Discrimination in Employment Act, the Older Workers' Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, 42 U.S.C. Section 1981, the Americans with Disabilities Act (the "ADA"), the Employee Retirement Income and Security Act, the Federal Rehabilitation Act of 1973, the Federal Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, Massachusetts General Laws Chapter 151B, as amended, and any and all other age, sex and disability claims recognized under the Minnesota Human Rights Act and all other federal, state, and local laws.

      Employee acknowledges and agrees that for his waiver, he received consideration in exchange, in excess of anything of value to which he may already have been entitled. Employee further acknowledges that he was and hereby is advised to consult with an attorney prior to executing this Agreement. Employee also acknowledges that he was given twenty-one (21) days to consider whether or not to sign this Agreement starting from the date Employee first receives a copy of this Agreement.

      Employee also promises not to sue or start any other legal proceedings against any party he released above. Employee understands that while he is giving up legal claims he may think he has, Zamba would dispute those claims, vigorously defend itself, and not pay Employee any of the benefits of this Agreement. Thus, this Agreement will avoid costly and lengthy legal disputes, and allows Zamba and Employee to compromise any differences they may have and buy the peace.

7. NO CLAIMS PREVIOUSLY MADE BY EMPLOYEE. Employee represents that he has not filed any complaints, claims, or actions against Zamba, or its current or former officers, directors, shareholders, employees, attorneys, successors and assigns, or representatives with any state, federal, or local agency or court, and that he will not do so at any time after the Effective Date.

8. NO ADMISSION OF LIABILITY. This Agreement and compliance with this Agreement shall not be construed as an admission by Zamba of any liability to Employee, whatsoever. Zamba specifically disclaims any liability to Employee for any matter arising from or in any way connected with Employee's employment with Zamba and the separation of that employment.

9. RESCISSION NOTICE. Within fifteen calendar days after signing this Agreement, Employee has the right to rescind only that provision of this paragraph releasing Zamba from liability for charges or actions brought pursuant to the ADEA, Title VII, ADA and Minnesota Human Rights Act. To be effective, the rescission must be in writing and delivered to Zamba, at 3033 Excelsior Blvd., Suite 200, Minneapolis, MN 55416. If delivered by mail, the rescission must be:

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            A.  Postmarked within the 15-day period;
            B.  Properly addressed to Zamba; and
            C.  Sent by certified mail, return receipt requested.

      In the event Employee rescinds this Agreement, Zamba has no obligations to him under this Agreement, and Employee agrees to repay Zamba any funds already paid to him under this Agreement. This Agreement shall not become effective until the 15-day rescission period has elapsed.

10. CONFIDENTIALITY. It is the intent of the parties that the terms upon which this agreement is based will be forever treated as confidential. Employee may disclose the terms of this Agreement only to his spouse, attorney, accountant, and tax advisor or preparer. Zamba may disclose the terms of this Agreement to those of its agents or employees who have a legitimate need to know such terms. Both parties agree not to make any disparaging or negative statements about the other party or the employment relationship between Employee and Zamba, either in the employment or personal context. Employee shall not in any way assist or encourage any individual to pursue a claim against Zamba.

11. COVENANT OF NON-SOLICITATION. Employee held a position of trust with Zamba, which allowed Employee access to extremely confidential information regarding Zamba's employees and employment practices. Therefore, as a separate covenant of this Agreement, Employee agrees that, for a period beginning on the Effective Date and continuing for one (1) year following the end of the Pay Period, Employee shall not solicit for employment or discuss employment opportunities with any of Zamba's personnel, regardless of whether Employee is acting in his individual capacity or as an employee, contractor, advisor, director, officer, or partner of any third party. Further, Employee expressly acknowledges the confidentiality of Zamba's employment information, including the names of Zamba's employees and their tasks, skills, compensation, and opinions about Zamba, and agrees not to disclose such confidential information to any third party, regardless of Employee's relationship with such third party, for so long as such information remains confidential.

12. LEGAL ASSISTANCE. In exchange for the payments set forth herein, Employee also promises to make himself reasonably available to Zamba and to assist regarding any current or future litigation of matters or claims of which Employee may have factual knowledge. Zamba agrees to compensate Employee for such assistance at an hourly rate equivalent to Employee's base salary in effect as of October 1, 2000, calculated on a per hour basis and assuming a working year that contains Two Thousand Eighty (2080) hours.

13. VOLUNTARY AGREEMENT. Both Zamba and Employee enter into this Agreement voluntarily, after having had the opportunity to review it and consult with advisors, including legal counsel, of their choice. This Agreement sets forth the entire agreement between the parties regarding the subject matter herein, superseding the offer letter signed by Peter Marton and Dan Nagao and dated March 8, 1999; the letter agreement

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signed by Peter Marton and Paul Edelhertz and dated March 10, 1999; the Change in Control Employment and Severance Agreement dated July 15, 1999; and any and all other agreements, understandings, memoranda, or proposals, whether written or oral, regarding the same subject matter.

14. NO RELIANCE ON REPRESENTATIONS. Each party to this Agreement represents and acknowledges that in executing this Agreement that party does not rely and has not relied upon any representation or statement made by the other party or by any of such other party's agents, attorneys, or representatives with regard to the subject matter, basis or effect of this Agreement or otherwise, other than those representations and statements specifically stated in this written Agreement.

15. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon the parties to this Agreement and upon their respective heirs, administrators, representatives, executors, successors, and assigns, and shall inure to the benefit of those parties and each of them and to their respective heirs, administrators, representatives, executors, successors, and assigns.

16. SEVERABILITY. Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal, invalid, or unenforceable, the legality, validity, and enforceability of the remaining parts, terms, or provisions shall not be affected thereby, and said illegal, unenforceable, or invalid part, term, or provision shall be deemed not to be a part of this Agreement.

17. INTERPRETATION OF AGREEMENT. This Agreement shall be interpreted in accordance with the plain meaning of its terms and not strictly for or against any of the parties.

18. LEGAL EXPENSES. In the event of litigation or arbitration between the parties arising out or relating to this Agreement, the prevailing party will be entitled to recover court or arbitration costs and reasonable fees of attorneys, accountants and expert witnesses incurred by such party in connection with the action or arbitration, including such costs and fees incurred because of any appeals. The prevailing party also shall be entitled to recover all such costs and fees that may be incurred in enforcing any judgment or award, and this provision shall not be merged into any judgment but shall survive any judgment.

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19. SPECIFIC PERFORMANCE. Each party agrees that a breach of this Agreement would cause irreparable harm to the other party, and therefore agrees that the non-breaching party may seek a temporary restraining order, a temporary or permanent injunction or any other equitable relief by initiating a court action upon a breach or threatened breach of this Agreement.

20. GOVERNING LAW. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Minnesota, except for its choice of laws principles.



/s/ Peter D. Marton                                   Date: 11/30/00
Employee




/s/ Mike Carrel                                       Date: 12/03/00
Zamba Corporation

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